Exhibit 8.1

               [PAUL, HASTINGS, JANOFSKY & WALKER LLP LETTERHEAD]


(212) 318-6000



February 12, 2003                                                    23062.00052


Lexington Corporate Properties Trust
355 Lexington Avenue
New York, New York  10022

Ladies and Gentlemen:

We have acted as counsel to Lexington Corporate Properties Trust, a Maryland statutory real estate investment trust (the "Company"), in connection with the Form S-3 Registration Statement (No. 333-____) and prospectus filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 ("Act") on February 12, 2003 (together, the "Registration Statement"). In such capacity, you have requested our opinion concerning (i) the qualification for federal income tax purposes of the Company as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code") and (ii) the information in the Registration Statement under the heading "Federal Income Tax Considerations."

In rendering our opinion, we have examined and relied upon the Registration Statement, the Declaration of Trust and By-Laws of the Company, as well as other documents and information we have deemed appropriate.

In addition, we have relied upon the factual representations of a duly appointed officer of the Company dated February 12, 2003 regarding the organization and actual and proposed operation of the Company (the "Officer's Certificate"). For purposes of our opinion, we have made such factual and legal inquiries, including examination of the documents set forth above, as we have deemed necessary or appropriate for purposes of our opinion. However, we have not made an independent investigation of the facts set forth in any of the above-referenced documents, including the Officer's Certificate. We have, consequently, relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. In addition, to the extent that any of the representations provided to us in the Officer's Certificate are with respect to matters set forth in the Code or Treasury Regulations thereunder, we have reviewed with the individuals making such representations the relevant portion of the Code and the applicable Regulations.

Lexington Corporate Properties Trust
February 12, 2003
Page 2


This opinion is based on the assumption that the Company has operated and will continue to be operated in the manner described in the Officer's Certificate, the Registration Statement, and the applicable organizational documents and that all terms and provisions of such documents have been and will continue to be complied with. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

On the basis of the foregoing, and in reliance thereon, subject to the limitations, qualifications and exceptions set forth therein, it is our opinion that:

(i) Commencing with its taxable year ended December 31, 1993, the Company has been organized and has operated in conformity with the requirements for qualification as a real estate investment trust pursuant to Sections 856 through 860 of the Code, and the Company's current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Code; and

(ii) The description of law and legal conclusions contained in the Registration Statement under the heading, "Federal Income Tax Considerations," is correct in all material respects.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein.

The above opinions are based on the Code, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial interpretations thereof, in each case as in effect on the date hereof, all of which are subject to change. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. Accordingly, there can be no assurance that the Internal Revenue Service will not take a contrary position, that the applicable law will not change, or that any such change will not have retroactive effect. We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter. Moreover, the Company's qualification and taxation as a real estate investment trust depend upon the Company's ability to meet, on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. Paul, Hastings, Janofsky & Walker LLP will not review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for any one taxable year will satisfy such requirements.

Lexington Corporate Properties Trust
February 12, 2003
Page 3


We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


Very truly yours,




/s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP
PAUL, HASTINGS, JANOFSKY & WALKER LLP